FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-190246-09

The Information in this free writing prospectus is not complete and may be amended prior to the time of sale.  This free writing prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS FREE WRITING PROSPECTUS, DATED OCTOBER 8, 2014, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-190246) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 400-7834 or by emailing cmbs-prospectus@jpmorgan.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS DATED OCTOBER 1, 2014

$ 1,015,153,000 (Approximate)

JPMBB Commercial Mortgage Securities Trust 2014-C24
Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor

JPMorgan Chase Bank, National Association
Barclays Bank PLC
KeyBank National Association
Column Financial, Inc.
RAIT Funding, LLC
General Electric Capital Corporation
Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass Through Certificates, Series 2014-C24

J.P. Morgan	Barclays
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
KeyBanc Capital Markets	Credit Suisse
Co-Manager	Co-Manager

The information in this Supplement to Free Writing Prospectus (this “Supplement”) clarifies, updates and/or modifies the information contained in the free writing prospectus, dated October 1, 2014 (the “Free Writing Prospectus”), and the structural and collateral term sheet, dated October 1, 2014 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Transaction Free Writing Prospectus”).  Capitalized terms used in this Supplement but not defined in this Supplement will have the meanings ascribed to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus remains unmodified.

Structural Update

(1)
The Class X-B Certificates have been replaced with the Class X-B-1 Certificates and the Class X-B-2 Certificates, which will generally have the same payment characteristics as the Class X-B Certificates as described in the Free Writing Prospectus, except as set forth below:

Class	Initial Certificate Balance or Notional Amount	Approximate Initial Credit Support	Description of Pass- Through Rate	Assumed Final Distribution Date	Initial Approx. Pass- Through Rate	Weighted Average Life (Yrs.)	Principal Window (Mos.)	Expected Ratings (Moody’s/Fitch/KBRA)	Principal Window
Offered Certificates
X-B-1	$ 76,278,000	N/A	Variable	October 2024%		N/A	N/A	Aa3(sf) / AA-sf / AAA(sf)	N/A
X-B-2	$ 81,046,000	N/A	Variable	October 2024%		N/A	N/A	NR / BBB-sf / BBB-(sf)	N/A

The Notional Amount of the Class X-B-1 certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time (determined without giving effect to any exchange and conversion of any Class B for Class EC certificates).  The initial Notional Amount of the Class X-B-1 certificates will be approximately $76,278,000.

The Notional Amount of the Class X-B-2 certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Balance of the Class X-B-2 certificates will be approximately $81,046,000.

The Notional Amount of the Class X-B-1 certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates.

The Notional Amount of the Class X-B-2 certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

The Pass-Through Rate for the Class X-B-1 certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for such Distribution Date (calculated without giving effect to any exchange and conversion of any Class B certificates for Class EC certificates).

The Pass-Through Rate for the Class X-B-2 certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for such Distribution Date.

(2)
All Yield Maintenance Charges previously distributable to the Class X-B certificates will be distributed 50% to the holders of the Class X-B-1 certificates and 50% to the holders of the Class X-B-2 certificates, in each case regardless of whether the Notional Amount of such class of certificates has been reduced to zero.

(3)
The yield to maturity of the Class X-A, Class X-B-1 and Class X-B-2 certificates will be highly sensitive to the rate and timing of principal payments including by reason of prepayments (whether voluntary or involuntary), principal losses and other factors described above to the extent allocated to (a) in the case of the Class X-A certificates, the Class A Certificates (and any portion of the Class EC certificates related to the Class A-S certificates), (b) in the case of the Class X-B-1 certificates, the Class B certificates (and any portion of the Class EC certificates related to the Class B certificates) and (c) in the case of the Class X-B-2 certificates, the Class D certificates. Investors in the Class X-A, Class X-B-1 and Class X-B-2 certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing abs_synd@jpmorgan.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

[IF THE COMMUNICATION IS A DEAL ANNOUNCEMENT OR PRICING BLOOMBERG AND INCLUDES OFFERING DOCUMENTS AS FILE ATTACHMENTS, INCLUDE THE FOLLOWING AS WELL:

IRS CIRCULAR 230 NOTICE:  THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions.  If materials relating to the offering come into your possession, you are required by the issuer to inform yourself of and to observe all of these restrictions.  The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.  If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER.  ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED.  FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.

You should not reply to this announcement.  Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.
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